KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                          Washington, D. C. 20036-1800
                            Telephone (202) 778-9000



                                 August 27, 1997


PaineWebber RMA Tax-Free Fund, Inc.
1285 Avenue of the Americas
New York, New York  10019

Dear Sir or Madam:

         PaineWebber RMA Tax-Free Fund, Inc. ("Company"), is a corporation organized under the laws of the State of Maryland on June 2, 1982. We understand that the Company is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Act of 1940, as amended, for the purpose of making definite the number of shares of common stock which it has registered thereunder and under the Securities Act of 1933, as amended, and which it sold in reliance on Rule 24f-2 during its fiscal year ended June 30, 1997.

         We have, as counsel, participated in various corporate and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, the minutes of meetings of its board of directors and other documents relating to its organization and operation, and we are generally familiar with its corporate affairs. Based on the foregoing, it is our opinion that the shares of common stock of the Company sold in reliance upon registration under Rule 24f-2 during its fiscal year ended June 30, 1997, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and non-assessable.

         We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP

                                       By:  /s/ Elinor W. Gammon
                                            ---------------------
                                                Elinor W. Gammon